Exhibit 10(j)
SECOND AMENDMENT TO
PARKER DRILLING COMPANY
2005 LONG-TERM INCENTIVE PLAN
          WHEREAS, Parker Drilling Company, a Delaware corporation (the “Company”), adopted the Parker Drilling Company 2005 Long-Term Incentive Plan (the “Plan), effective as of March 18, 2005 (the “Plan”); and
          WHEREAS, under Section 8.7 of the Plan, the Board has the power and authority to amend the Plan at any time; and
          WHEREAS, the parties now desire to amend the Plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including regulations or other authoritative guidance thereunder, in the manner and to the extent herein provided;
          NOW, THEREFORE, this Second Amendment (“Amendment”) is hereby made with all the amendments set forth herein to be effective as of December 31, 2008 (the “Effective Date”), as follows:
          The final sentence of Section 2.4 of the Plan is hereby superseded in its entirety and replaced as follows:
All SARs granted under the Plan are intended to satisfy the requirements of Section 1.409A-1(b)(5)(i)(B) of the regulations or other authority under Code Section 409A, and therefore not provide for any deferral of compensation subject to Code Section 409A.
          The final two sentences of Section 7.6(a) of the Plan are hereby superseded in their entirety and replaced as follows:
Such adjustments may include changes with respect to (i) the aggregate number of Shares that may be issued under the Plan, (ii) the number of Shares subject to Incentive Awards, and (iii) the Option Price or other price per Share for outstanding Incentive Awards; provided, however, such adjustment shall not (a) result in the grant of any Stock Option with an exercise price less than 100% of the Fair Market Value per Share on the date of grant, or (b) cause any Incentive Award granted hereunder to provide for the deferral of compensation subject to Code Section 409A (unless otherwise determined by the Committee). The Board or Committee shall give notice to each applicable Grantee of such adjustment which shall be final and binding.
          Section 7.6(c) of the Plan is supplemented by the addition of the following new sentence to the end thereof:
Notwithstanding the foregoing, such adjustment under this Section 7.6(c) shall not cause any Incentive Award granted hereunder to provide for the deferral of compensation subject to Code Section 409A (unless otherwise determined by the Committee).
          The Plan is hereby amended by the addition of the following new Section 8.19 as follows:
          8.19 Six-month Delay
     Notwithstanding any provision in this Plan to the contrary, if the payment of any benefit herein would be subject to additional taxes and interest under Code Section 409A because the timing of such payment is not delayed as provided in Section 409A for a “specified employee” (within the meaning of Section 409A), then if a Grantee is a “specified employee”, any such payment that the Grantee would otherwise be entitled to receive during the first six months following a “separation from service” (as defined in Code Section 409A) shall be accumulated and paid or provided, as applicable, within ten (10) days after the date that is six months following such separation from service, or such earlier date upon which such amount can be paid or provided under Section 409A without being subject to such additional taxes and interest such as, for example upon the death of Grantee.
          The Plan is hereby amended by the addition of the following new Section 8.20 as follows:
          8.20 Compliance with Code Section 409A
     It is intended that the Incentive Awards granted under the Plan shall be exempt from, or in compliance with, Code Section 409A. This Plan is intended to comply with Code Section 409A only if and to the extent applicable. In this respect, any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A. To the extent that an Incentive Award, issuance and/or payment is subject to Section 409A, it shall be awarded, issued and paid in a manner that will comply with Section 409A, as determined by the Committee.
     If any provision of this Plan (or of any Incentive Award) would cause Grantee to incur any additional tax or interest under Code Section 409A and accompanying Treasury regulations and other authoritative guidance thereunder, the Company shall, after consulting with Grantee, reform such provision to comply with Code Section 409A to the extent permitted under Code Section 409A; provided, however, the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Grantee of the applicable provision without violating the provisions of Code Section 409A.

          As expressly amended hereby, the Plan is ratified and confirmed in all respects and shall continue in full force and effect.
          IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Company, has approved, ratified and executed this Amendment on this 13th day of December, 2008.
PARKER DRILLING COMPANY

By:	/s/ Ronald C. Potter

Name:	Ronald C. Potter
Title:	Vice President & General Counsel